UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2018

ROKK3R INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28453	75-2610236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2121 NW 2nd Avenue #203, Miami, FL 33127
(Address of principal executive offices, including zip code)

(305) 259-6637
(Registrant’s telephone number, including area code)

EIGHT DRAGONS COMPANY
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 23, 2018, Eight Dragons Company (the “Company”) changed its name to Rokk3r Inc. (the “Name Change”) in order to reflect its current business of providing consulting services and related value generating strategies. The Name Change was effected through a parent-subsidiary short-form merger (the “Merger”) between the Company and its wholly owned subsidiary, Rokk3r Inc., a Nevada corporation pursuant to Nevada Revised Statutes 92A.180.

Upon consummation of the merger, in which the Company was the surviving entity, the separate corporate existence of the subsidiary ceased. In accordance with NRS 92A.180, shareholder approval of the Name Change was not required. Upon the filing of Articles of Merger with the Nevada Secretary of State on March 23, 2018, the Company’s Articles of Incorporation were amended to reflect the change in the Company’s corporate name to Rokk3r Inc.

In connection with the Name Change, the Company will be assigned a new CUSIP number and trading symbol for its common stock which trades on the OTC Pink tier of OTC Markets Group Inc. The Company will submit the requisite documents and other information to the Financial Industry Regulatory Authority, Inc. (“FINRA”) to process the Name Change.  At such time as the Company is assigned a new CUSIP and trading symbol, the Company will make a subsequent announcement.

There will be no mandatory exchange of stock certificates.  Following the Name Change, the share certificates which reflect the Company’s prior name will continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, Securities Transfer Corporation.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated March 23, 2018, between Rokk3r Inc. and Eight Dragons Company.

3.1	Articles of Merger as filed with the Secretary of State of the State of Nevada on March 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EIGHT DRAGONS COMPANY

Date: March 29, 2018	By: /s/ Nabyl Charania
Nabyl Charania, Chief Executive Officer

3